EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
Investor Relations: Joan Wolf
631-650-6201

VICON REPORTS FOURTH QUARTER AND FISCAL YEAR 2013 RESULTS

HAUPPAUGE, NY, December 4, 2013 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the fourth fiscal quarter and year ended September 30, 2013. The announcement was made by Chairman and CEO Ken Darby, who said “a fourth quarter gain on the sale of our former headquarters property allowed the Company to break even for the year.”

For the fourth quarter, net sales were $10.0 million, a 23% decrease, compared with $13.1 million in the year ago period. Net income was $2.6 million ($.58 per share), which included a gain on the sale of property of $3.5 million ($.77 per diluted share), compared with a net loss of $321,000 ($.07 per share) for the same period last fiscal year.

For the 2013 fiscal year, net sales totaled $39.8 million, a 19.7% decrease, compared with $49.7 million for the prior fiscal year. Net income was $19,000, which included a gain on the sale of property of $3.5 million ($.78 per diluted share) and a deferred tax benefit of $543,000 ($.12 per diluted share), compared with a net loss of $1.4 million ($.31 per share) for the prior fiscal year.

Commenting on the fourth quarter results, Mr. Darby said North America (NA) sales were $7.5 million compared with $10.4 million a year ago. For the full 2013 fiscal year NA sales were $30.1 million compared with $38.9 million. Fewer major projects throughout the year, coupled with the effects of certain product technical issues, were principal factors for the NA sales decline. In Europe, Middle East and Africa (EMEA) net sales for the fourth quarter were essentially flat at $2.6 million compared with $2.7 million for the prior year period. For the full year, EMEA sales were $9.8 million versus $10.8 million in the prior fiscal year.

During the fourth quarter, the Company closed on the sale of its former headquarters property, which resulted in a gain of $3.5 million. The gain effectively offset most of the operating loss for the year.

Gross margins for the fourth fiscal quarter were 40.0% compared with 38.8% in the year ago period. The improvement primarily reflects lower product costs. Full year gross margins declined to 38.0% versus 39.5%, principally due to the negative effect of fixed overhead to the lower sales volume.

From a Balance Sheet perspective, Mr. Darby said the Company remains healthy with $21.5 million in tangible net worth (equal to $4.78 per share), no interest bearing debt, working capital of $17.4 million and $8.4 million of cash and equivalents.

Vicon develops video management software and also designs, assembles, and markets cameras, network video servers/recorders, encoders and storage medium. Vicon products are used in video system applications principally for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations

	Three Months Ended		Year Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$10,036,000	$13,106,000	$39,846,000	$49,652,000
Gross profit	4,021,000	5,088,000	15,144,000	19,637,000
Selling, general and administrative expense	3,856,000	4,167,000	15,018,000	15,817,000
Engineering and development expense	1,119,000	1,249,000	4,189,000	5,208,000
Operating loss	(954,000)	(328,000)	(4,063,000)	(1,388,000)
Gain on sale of building	3,498,000	—	3,498,000	—
Income (loss) before income taxes	2,545,000	(321,000)	(524,000)	(1,323,000)
Income tax expense (benefit)	(67,000)	—	(543,000)	57,000
Net income (loss)	$2,612,000	$(321,000)	$19,000	$(1,380,000)

Earnings (loss) per share:
Basic	$.58	$(.07)	$—	$(.31)
Diluted	$.58	$(.07)	$—	$(.31)

Shares used in computing earnings (loss) per share:
Basic	4,504,000	4,480,000	4,496,000	4,481,000
Diluted	4,515,000	4,480,000	4,506,000	4,481,000